UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 15, 2005

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA (State or other jurisdiction incorporation)	000-16741 (Commission File Number)	94-1667468 (I.R.S. Employer Identification Number)

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant’s Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

      On July 15, 2005, Comstock Resources, Inc. (“Comstock”) issued a press release announcing the results of the BSMC Unit ‘B’ #1 well drilled in Polk County, Texas to test its “Big Sandy” prospect. Drilling operations on this well were started on December 1, 2004 and were completed on July 11, 2005 when the well reached a measured depth of 19,093 feet. The well’s Lower Woodbine logging operations from 17,100 feet to 18,890 feet were finalized on July 14, 2005. Although some productive pay was logged within this over-all interval it was not sufficient to justify the cost of a completion. Comstock has been unable to log the remaining 203 feet but had other indications that no hydrocarbons were present in the lowest section drilled. Comstock is currently processing and evaluating all of the Upper and Lower Woodbine formation data acquired during the well’s various drilling and logging operations. This new data will be evaluated in an effort to improve the Company’s geological interpretation of its Robin exploration prospect acreage. After this evaluation is complete, Comstock plans to re-assess its Robin acreage drilling opportunities and risk.

      Costs of this project totaled approximately $14 million which was considerably higher than the initial estimate due to several significant drilling problems that were encountered in drilling this deep directional well. Comstock’s second quarter financial results will include a charge of $14 million for the write-off of this unsuccessful exploratory well.

      Comstock’s Press Release announcing the results of the BSMC Unit B #1 well is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

      Exhibits. The following exhibits are filed with this document:

Regulation S-K Number	Description

99.1	Press Release, dated July 15, 2005, regarding the Registrant’s drilling results for its BSMC Unit ‘B’ #1 well.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.
Dated: July 18, 2005	By:	/s/ M. Jay Allison
M. Jay Allison
President and Chief Executive Officer